.........                           FIRST AMENDMENT TO THE
 .........         AMENDED AND RESTATED CUSTODY AGREEMENT


 .........This  First  Amendment  to the Amended and Restated  Custody  Agreement
dated December 8, 1993 (the "Custody Agreement") by and between TWEEDY, BROWNE FUND INC. (the "Company"), on behalf of its Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund (formerly, Tweedy, Browne Value Fund) (individually a "Fund" and collectively, the "Funds") and BOSTON SAFE DEPOSIT AND TRUST COMPANY (the "Custodian") is entered into as of the 31st day of December, 1996.

     .........WHEREAS,  the Company and the  Custodian  have entered  previously into the Custody Agreement; and

     .........WHEREAS,  the  Company  and the  Custodian  wish to amend  certain provisions of the Custody Agreement pursuant to Section 14(e) of said Agreement.

     .........NOW,  THEREFORE,  the  parties  hereto  agree to amend the Custody
Agreement as follows:

     1.......Section  12. Term and Termination is hereby deleted in its entirety and the following is substituted --------------------- therefor:

Section 12. Term and Termination.

     .........(a)  The Custody  Agreement  shall be  effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

 .........(b) Upon the expiration of the Initial Term or the then-current Renewal
Term, the Custody Agreement shall automatically renew for successive terms of one (1) year ("Renewal Term"), unless either the Company or Custodian provides written notice to the other of its intent not to renew. Such notice must be received sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term. Not less than one-hundred fifty (150) days prior to the expiration of the Initial Term or then-current Renewal Term, if either party wishes to modify the fees listed in the Schedule to this Agreement with respect to the upcoming Renewal Term, the parties will promptly enter into good faith discussions with regard thereto.

     .........(c) In the event a termination notice is given by the Company,  it shall be accompanied by a certified resolution of the Board of Directors of the Company, electing to terminate the Custody Agreement and designating a successor custodian or custodians, which shall be a person qualified to so act under the 1940 Act. All expenses associated with the movement of records and materials and conversion thereof to a successor custodian will be borne by the Company.

 .........(d)  In the event a termination  notice is given by the Custodian,  the
Company shall, on or before the termination date, deliver to the Custodian a certified resolution of the Board of Directors of the Company, designating a successor custodian or custodians. In the absence of such designation by the Company, the Company shall, upon the date specified in the notice of termination of the Custody Agreement and upon the delivery by the Custodian of all Securities (other than Securities held in the Book-Entry System which cannot be delivered to the Funds) and monies then owned by the Funds, be deemed to be its own custodian and the Custodian shall thereby be relieved of all duties and responsibilities pursuant to the Custody Agreement, other than the duty with respect to Securities held in the Book-Entry System which cannot be delivered to the Funds.

 .........(e)  Upon the date set forth in such notice under paragraph (d) of this
Section 12, the Custody Agreement shall terminate to the extent specified in such notice, and the Custodian shall, upon receipt of a notice of acceptance by the successor custodian on that date, deliver directly to the successor custodian all Securities and monies then held by the Custodian on behalf of the Funds, after deducting all fees, expenses and other amounts for the payment or reimbursement of which it shall then be entitled.

 .........(f)  If the Board of Directors of the Company  determines in good faith in the exercise of its fiduciary duties that the Custodian has materially breached it obligations hereunder in a material manner or has failed to maintain service quality at levels at least as high as during the Fall of 1996, the Company will notify the Custodian of that determination and provide the Custodian with an opportunity to cure such breach or service deficiency during the sixty (60) day period following the date of such notice. If the Custodian is unable, in the good faith judgment of the Company's Board of Directors, to cure such breach or bring such service quality up to the level considered by the Board of Directors to be adequate, the Company may terminate this Agreement by giving the Custodian not less than sixty (60) days prior written notice. The Custodian will have parallel termination rights with respect to any breach of this Agreement by the Company. Termination of this Agreement in accordance with the foregoing process shall not constitute a waiver of any other rights the terminating party may have with respect to services performed or failed to be performed prior to such termination under this Agreement or its otherwise or rights of the Custodian to payment of its fees and out-of-pocket expenses.

2........All other terms and conditions of the Custody Agreement shall remain in full force and effect.

     .........IN WITNESS WHEREOF,  the parties hereto have caused this Amendment to be executed on the date set forth above.



     TWEEDY, BROWNE FUND INC. on behalf of Tweedy, Browne Global Value Fund and Tweedy, Browne American Value Fund



By:......
    Name:
    Title:





BOSTON SAFE DEPOSIT AND TRUST
COMPANY



By:......
    Name:
    Title: